Exhibit 99.1
18872 MacArthur Blvd., Suite 200
Irvine, CA 92612-1400
Phone: (949) 225-4500
www.autobytel.com

November 3, 2014

Mr. Fred DiSanto
Chief Executive Officer and Executive Chairman
Ancora Advisors LLC
6060 Parkland Boulevard
Suite 200
Cleveland, Ohio 44124

Dear Mr. DiSanto:

On behalf of Autobytel’s Board of Directors, I am writing to confirm that the Board has reviewed your October 21, 2014 letter. Please know that we take all stockholder communications seriously.

After thorough consideration of your letter, the Board has unanimously concluded that it would not be in the best interests of the Company or its stockholders to pursue a sale of the Company at this time.

The Board is highly cognizant of its fiduciary duties with respect to maximizing stockholder value and believes that, with the momentum Autobytel is currently attaining and the opportunities it sees ahead, pursuing a sale of the Company at this time would not maximize stockholder value. We believe the Company’s current business and strategic plan is the right course of action to deliver maximum value to our stockholders and engaging in a sale process at this time to shop the Company would divert management time and attention from implementing such plan and would be disruptive to the Company’s customer relationships, employees and the business as a whole.

Regarding Ancora’s request for an exemption under the Company’s Tax Benefit Preservation Plan, be advised that your exemption request was not in proper form and did not comply with the process for requesting exemptions, as required by the Plan itself.  Accordingly, the Board is not in a position to consider your request for an exemption at this time. Please note the requirements of Section 30 of the Plan for submitting requests for exemptions, including the requirement that you specify the maximum number and percentage of shares that you propose to acquire.

Regards,

/s/ Michael J. Fuchs
Michael J. Fuchs
Chairman of the Board